Exhibit 10.13

[LETTERHEAD OF SBCG]

October 2, 2000

Neil Bulman
Vice President and General Counsel
American Eagle Outfitters, Inc.
American Eagle Canada, Inc
150 Thorn Hill Drive
Warrendale, Pennsylvania 15066

Re:                 Consulting Agreement
                       Braemar Stores

Dear Neil:

The following agreement summarizes the proposal whereby Schottenstein Bernstein Capital Group, LLC ("Consultant") would act as American Eagle Outfitters, Inc. ("AEO") and American Eagle Outfitters Canada, Inc.'s (together "Merchant") Consultant for purposes of assisting in the process of converting or closing the 52 (fifty-two) Braemar stores ("Braemar") being acquired by Merchant from Dylex Limited ("Dylex").

Consultant would act as Merchant's exclusive agent for purposes of maximizing the net return on the Braemar stores inventory during the transition period (the "Sale").

General Duties:

Supervise and manage the Braemar home office and Braemar store operations.

Supervise the management and implementation of the Braemar Inventory On-Order process in order to maximize the net return on inventory during the Sale period.

Supervise and coordinate the inventory liquidation process in all Braemar stores.

Assist in the optimum store conversion period with AEO so as to maximize the net return on the inventory after all expenses while at the same time meeting AEO's goals as concerns the conversion time period.

Term:

Commencing on the date that the contract between AEO and Dylex is signed (October 7, 2000). Terminating upon completion of the conversion of the stores and turnover in a broom clean condition.

Compensation:

Three percent (3%) of all net proceeds from sales of inventory at the Braemar stores from November 17, 2000 to the sale conclusion date in each store.

Reimbursement of all direct expenses from October 7, 2000 until the project is completed. Direct expenses will include salary of Consultant's employees to the extent they are working exclusively on the Braemar project and travel expenses for all of Consultant's employees that travel for the purpose of conducting business under this agreement. [i.e. airfare (coach rate), hotel, meals and similar travel expenses]. Consultant has provided an expense budget to AEO, which has been reviewed and approved by AEO. Consultant agrees not to exceed the expense budget without the prior approval of AEO. Consultant agrees to work closely with AEO to minimize the expenses of the sale while at the same time meeting the timetable for the Store conversion process.

A mutually agreed upon incentive fee ("Incentive") for managing the sale. The Incentive is intended to represent forty percent (40%) of the amount, which through Consultant's efforts, the net bottom line loss is improved for the benefit of Merchant for the period of the Sale Commencement date to the Sale Termination Date. For purposes of determining the base upon which the Incentive is to be calculated, Merchant and Consultant have mutually agreed upon a budget which represents the baseline model based upon the best information available to both parties. The projected loss for the period from Sale Commencement to Sale Termination is $5,650,000 as outlined on the attached budget. The attached budget does not include any expenses relating to the service agreement between the Merchant and National Logistics Services, Thrifty's (a division of American Eagle Outfitters Canada) and Dylex. These expenses will not be considered for purposes of this Consulting Agreement. The principal area that Consultant perceives that it can provide extra value over and above its normal liquidation and supervisory services relates to Merchandise augmentation. Consultant will not purchase any inventory in excess of the amount on the attached budget without the prior approval of the Merchant. The incentive plan is intended to represent a share of the added value provided by Consultant in this specific area of expertise.

Miscellaneous Matters:

Merchant, with the assistance of Consultant will provide the necessary administrative personnel to support the Sale. These expenses are included in the budget under the caption "Corporate Administration (Payroll)" in the attached budget.

Merchant will pay for all Store level and home office expenses in the normal course. Consultant will assist Merchant in minimizing these expenses.

All additional Merchandise necessary for the sale will be purchased through Braemar's current purchase order systems (for which Merchant is ultimately responsible) or through Merchant's own purchase order systems. Merchant will have the right to approve Consultant's buying plan in advance of any written orders, and Consultant agrees not to exceed the buying plan (and the mutually agreed upon buying parameters such as seasonality and margin contained within the buying plan) without the prior consent of Merchant. Merchant agrees to reasonably cooperate with Consultant in order to effectuate the buying plan once agreed upon. It is understood by Merchant and Consultant that in order to achieve the optimum Merchandise levels for the sale term, that inventory will have to be purchased in advance of the approval of the Dylex shareholders and Canadian Governmental approvals referenced above. All such inventory purchased will be a cost of the Sale.

If the above proposal is acceptable, please indicate your acceptance by signing below.

Sincerely,

Schottenstein Bernstein Capital Group, LLC

By:	/s/ Scott Bernstein
Scott Bernstein, Principal

SBCG:mjs

Agreed and Accepted:

American Eagle Outfitters Canada, Inc.

By:	/s/ Neil Bulman
Neil Bulman, Jr., Secretary